                                       EXHIBIT 11
                      FORT WAYNE NATIONAL CORPORATION AND SUBSIDIARIES
                       STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                                      (Unaudited)
                                           Three Months       Six Months
                                           Ended Sep 30      Ended Sep 30
                                         ________________  ________________
                                           1995    1994      1995    1994
                                         _______  _______  _______  _______
                                        (In thousands, except per share data)
PRIMARY
Average shares outstanding                11,424   11,486   11,457   11,476
Net effect of dilutive stock options
  -- based on the treasury stock method
  using average market price                  91       74       45       46
                                         _______  _______  _______  _______
                                  TOTAL   11,515   11,560   11,502   11,522
                                         =======  =======  =======  =======
Net income                               $ 6,855  $ 6,559  $19,698  $19,231
                                         =======  =======  =======  =======
Earnings per share                       $   .60  $   .57  $  1.71  $  1.67
                                         =======  =======  =======  =======

FULLY DILUTED
Average shares outstanding                11,424   11,486   11,457   11,476
Net effect of dilutive stock options
  -- based on the treasury stock method
  using the higher of the end of the
  period market price or average
  market price                               103       81      103       81
                                         _______  _______  _______  _______
                                  TOTAL   11,527   11,567   11,560   11,557
                                         =======  =======  =======  =======
Net income                               $ 6,855  $ 6,559  $19,698  $19,231
                                         =======  =======  =======  =======
Earnings per share                       $   .59  $   .57  $  1.70  $  1.66
                                         =======  =======  =======  =======

Note - Average shares outstanding were used for earnings per share amounts included in the Company's financial statements since the dilutive effect of stock options granted were less than 3%.